Exhibit 10.13

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (hereinafter “Agreement”) is made as of the 01 July 2022 (“Effective Date”), between ARS Pharmaceuticals, Inc. (“Company”) and Pacific-Link Regulatory Consulting, Inc. (“PLC”). Company and PLC also are each referred to herein individually as “Party” and collectively as the “Parties.”

BACKGROUND

The Company has products in development and is seeking clinical and regulatory support. The Company wishes to retain PLC to help support the current and future development of products in their pipeline. The Company and PLC are willing to accept such engagement on the terms and conditions of this Agreement. This agreement is intended to support both ad-hoc general support needs as well as complete projects through Work Orders signed by both parties that are included as addendums to this agreement.

In consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.	DUTIES

A. PLC shall provide general support and assistance to the Company with respect to the development of current and future drug products (“Products”), including clinical research support, regulatory support, medical writing, and general consulting. The scope of work may include countries outside the United States as needed. Upon request, PLC shall perform other activities as directed by the Company. After approval of this master agreement, work may be done on an ad-hoc basis per the fee schedule attached, or as a work order with variable and/or fixed costs approved for each discrete project as an amendment to this contract.

B. In the event the Company decides to implement strategies or make business decisions based on any opinions, advice or assistance of PLC, the Company does so at its own risk and without any recourse against the PLC for any opinions, advice or assistance given.

C. PLC also agrees to observe all reasonable policies and directives, including quality systems procedures, promulgated from time to time by Company’s officers and Board of Directors, including but not limited to, providing Company with monthly time sheets setting forth in reasonable detail the amount of hours worked and the services performed.

ARS – PLC	Confidential

D. The Parties agree that this Agreement shall not interfere with PLC’s ability to undertake other full time employment or pursue other full time business opportunities not involving the Company, nor to restrict PLC’s ability to travel or relocate the business residence.

2.	FEES AND EXPENSES

A. Company shall pay to PLC fees as outlined in Schedule A of this agreement. Services rendered are payable by the 30th day of the month immediately following the month in which Services were rendered. Ad-hoc general support and consulting shall be considered as based on hourly fees. For significant projects, a work order may be issued based on a defined scope of work and budget. Any approved work order will become an Appendix to this contract. Company shall remit payment to PLC by Company check or wire transfer in a timely manner. If mailed payment is sent to PLC’s address set forth in Section 12 hereof or such other address as PLC shall provide to the Company in a written change of address communication.

B. Compensation shall be payable without deductions for federal income, social security, or state income taxes. PLC acknowledges and agrees that this Agreement shall not give or extend to PLC any rights with respect to additional contributions by Company to any deferred compensation plan, bonus plans, or fringe benefits, and further agrees to hold Company harmless from any taxes which may be assessed against PLC in connection with payments to PLC under the terms of this Agreement.

C. During the term of this Agreement, the Company shall reimburse PLC for all business expenses reasonably incurred by PLC in the performance of Services provided that such business expenses were approved by the Company. PLC will submit to the Company a written accounting or other adequate documentary evidence of such expenses consistent with the reimbursement policies of Company. The Company agrees to reimburse PLC for such expenses within fifteen (30th) business days of receipt of each such expense accounting.

3.	INDEPENDENT CONTRACTOR

A. In the performance of this Agreement, it is mutually understood and agreed that PLC is at all times acting and performing as an independent contractor with, and not as the employee of, Company, and no act, or failure to act, by any party hereto shall be construed to make or render the other party its partner, joint venturer, employee or associate.

ARS – PLC	Confidential

B. PLC shall have no authority to bind the Company to, or assume, enter into, or act on behalf of the Company for, any obligation, agreement or act.

4.	CONFIDENTIALITY

As stipulated in the 01 July 2022 Mutual Non-Disclosure Agreement, Company or PLC shall not disclose any of the aforesaid trade secrets or other proprietary information directly or indirectly to any third party, or use them in any way either during the term of this Agreement or at any time thereafter, except as reasonably necessary to perform services pursuant to this Agreement.

5.	OWNERSHIP RIGHTS

Except as specifically provided herein, Company shall retain all rights to all Investigational New Drug Applications (INDs), Abbreviated New Drug Applications (ANDAs), New Drug Applications (NDAs) or any other rights whatsoever to the Products whether or not such rights result from PLC’s efforts or collaborative efforts on the Products. PLC further agrees that upon demand, PLC will execute and deliver to Company such documents relating to the Products or the Project as may be deemed necessary or advisable by Company for filing in the appropriate regulatory office to protect the legitimate interests of Company. It is recognized and understood that the existing inventions and technologies of Company or the PLC are their separate property, respectively, and are not affected by this Agreement (including, but not limited to the Confidential Information). Neither Party shall have any claims to, nor rights in, such existing inventions and technologies of the other Party. Any and all inventions and discoveries arising from this collaboration, including any inventions, modifications, or discoveries based, in whole or in part, on Confidential Information, are the sole and exclusive property of Company, unless otherwise agreed to by the Parties. Notwithstanding the foregoing, the Company grants an exclusive to PLC, at PLC’s expense, to execute any and all applications, assignments or other instruments and give testimony necessary to apply for and obtain letters of patent of the United States or of any foreign country or to otherwise protect Sponsor’s interest therein. The obligations of the Parties under this Section 5 shall continue beyond the termination of this Agreement and shall be binding upon the Parties.

ARS – PLC	Confidential

6.	TERM AND TERMINATION

A. The term of this Agreement shall begin on the Effective Date and shall terminate after 12 months unless terminated earlier pursuant to this Section. The term of this Agreement will be considered extended automatically for an additional 12 months, unless notice is given by either party that the agreement will be discontinued.

B. This Agreement can be terminated by either party upon sixty (60) days prior written notice to the other; provided, however, that Company shall pay PLC for all services rendered prior to the termination.

7.	SEVERABILITY

If any provision of this Agreement is held to be unenforceable, invalid or illegal by any court of competent jurisdiction, such unenforceable, invalid or illegal provisions shall not affect the remainder of this Agreement.

8.	ENTIRE AGREEMENT

This instrument contains the entire Agreement of the parties and it supersedes any other agreement between Company and PLC. This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both Parties.

9.	LAWS

The validity of this Agreement and the interpretation and performance of all its terms shall be governed by the substantive laws of the State of California.

10.	WAIVER

Failure of either party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time or of any other provision hereof.

11.	INDEMNIFICATION

Company agrees to indemnify and hold harmless PLC, and each of its directors, officers, employees, agents, heirs and assigns from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys’ fees and expenses related to the defense of any claims), joint or several, which may be asserted against PLC or for which they may now or hereafter become subject arising in connection with any activity

ARS – PLC	Confidential

of the Company, including but not limited to alleged or actual failure by the Company to comply with any requirement applicable to the Company under any federal, state, or local law or regulation, provided that such claims have not been caused by the gross negligence or willful or wanton misconduct of PLC.

12.	NOTICES

All notices and any other acts required or permitted under this Agreement shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, or if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

COMPANY:	Kathleen D. Scott ARS Pharmaceuticals, Inc. 11682 El Camino Real, Suite 120 San Diego, CA 92130

PLC:	Erica A. Kopensky Pacific-Link Regulatory Consulting, Inc.

12.	ASSIGNMENT

Neither Party shall assign or delegate any rights, duties or obligations under this Agreement, in whole or in part, without the prior written consent of the other Party.

13.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

14.	MERGER OR SALE OF THE COMPANY

In the event the Company merges into or is acquired by another company, the total outstanding balance of monies due PLC may, at PLC’s option, be accelerated and immediately become payable to PLC.

ARS – PLC	Confidential

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.

ARS Pharmaceuticals, Inc.	Pacific-Link Regulatory Consulting, Inc.

By: /s/ Kathleen D. Scott	/s/ Erica A. Kopensky
Kathleen D. Scott CFO	Erica A. Kopensky Controller

Date: July 12, 2022	Date: July 12, 2022

ARS – PLC	Confidential